Exhibit 99.1

MEMORANDUM

TO:	AdvancePCS Employees

FROM:	David D. Halbert, Chairman and CEO

SUBJECT:	Recent Developments

DATE:	August 12, 2002

Even as you are reading our new annual report that details our superb performance for the 2002 fiscal year, a number of issues, most of which are external to our company and our business, are affecting us all. In this rapidly changing business environment, I want to pause for a moment and take the opportunity to address some of these issues, explain what they mean and, in the process, convey my strongly held belief that AdvancePCS’ future has never looked brighter.

First things first: our financial results. Fiscal year 2002 was a milestone year for us. Our revenues reached $13.1 billion; earnings before interest, taxes, depreciation and amortization (“EBITDA”) grew to $300.3 million and our net income increased to $122.1 million, or $1.24 per share, before merger costs and non-recurring charges. Beyond these impressive numbers, our October 2000 acquisition of PCS was a transforming event, turning us into one of the nation’s largest providers of health improvement services, with leading positions in the pharmacy benefit management (PBM) industry, and in the other health improvement services we offer to clients, their members, physicians and retailers. Indeed, we are really just beginning to benefit from the scale and synergy value we expect to generate for our clients and shareholders from the PCS acquisition.

As impressive as these financial results were, they are, in our view, only the foundation upon which we are building our future growth. That growth platform is anchored to other impressive statistics: we are the largest PBM in the country as measured by our base of more than 75 million health plan members; we manage more than 550 million prescription claims representing approximately $28 billion in prescription drug spending on an annualized basis; and we offer a wide range of services in health improvement including pharmacy benefit management, specialty pharmacy, disease management, clinical trials and special discount programs for senior citizens and uninsured or under-insured customers.

We are pleased to let you know that, today, we were again included in Fortune magazine’s list of the 100 fastest growing companies in America, based on last year’s results. This is the third year in a row we have earned this recognition.

The momentum we achieved in the last year is continuing into fiscal 2003. On July 24, we reported our results for the first quarter of the 2003 fiscal year. For the quarter, the period ended June 30, 2002, revenues grew to $3.6 billion (compared to $3.1 billion in the comparable period last year); EBITDA was $82.8 million (compared to $71.1 million), earnings, before an extraordinary loss due to the early repayment of debt, were $36.8 million or $0.36 per fully diluted share, compared to earnings before non-recurring charges, of $25.5 million or $0.28 per fully diluted share in the first quarter of last year.

The strong start of the year enabled us to publicly announce an increase in our earnings guidance to $1.57 per share for our fiscal year ending March 2003. Clearly, we are comfortable with these figures, and they will be achieved most effectively if we all keep our focus firmly on our corporate and business mission: that of delivering quality care and cost savings to the millions of plan members who rely on our expertise every day.

That brings me to a second issue: the external distractions in the news and elsewhere that have put both our company and our industry in the spotlight. The attention is not the type we prefer, but we also understand that with success and industry leadership come increased visibility and scrutiny.

Recently, an article appeared in The Wall Street Journal commenting on a civil investigation being conducted by the U.S. Department of Health and Human Services Office of Inspector General (OIG) that raised questions about some of the practices in our industry and at our company. This is a three-year-old investigation that previously has been disclosed in our SEC filings. While I do not think it constructive to publicly debate the issues involved in the investigation, it is important for you to know that AdvancePCS is confident that our past and current business practices fully comply with the law and are of the highest ethical standards. We are confident that after all the facts are known, the Government will be satisfied with our business practices and conduct.

Unfortunately, the article presented a skewed version of events and generated a great deal of attention even though the article broke no new ground in terms of “news.” Obviously, our stock price has suffered temporarily as a result of this story. Again, this is more a symptom of today’s highly volatile environment where “no news is good news” as far as investors are concerned. For the record, let me point out some inaccuracies in the article:

•	First, the article misrepresented the scope of the OIG’s inquiry, which is focused on the entire PBM industry. The inquiry is examining what we consider to be good business practices that are common to all PBMs, not just AdvancePCS.

•	Second, AdvancePCS does not receive any secret payments from manufacturers, nor do we maintain secrecy in passing on rebates to our customers. In fact, we disclose to our customers the full amount of rebates received and the amount of the fee we retain. In addition, each of our client contracts permits our customers to audit rebate payments. We believe that these practices provide significantly more transparency than The Wall Street Journal article suggests.

•	Third, absolutely no rebate payments were ever diverted to pay any debts of Rite Aid. The Government previously investigated Rite Aid’s accounting practices with respect to these contracts, and the Government confirmed in writing two years ago that PCS was not in any way a subject of this investigation.

•	Finally, although The Wall Street Journal states that a fraud investigation is being conducted, the Government has not alleged that AdvancePCS has engaged in fraud, and — to the contrary — has explicitly stated that it has not determined if a case can or will be brought against AdvancePCS.

It is important for you to know that we have carefully examined both past and present business practices and we are satisfied that the company is fully compliant with federal law and that no evidence of any violation of federal law exists. Indeed, it is ironic that many of the standard PBM business practices being examined in the ongoing OIG investigation are used by the Federal Government itself to control costs in various federal health insurance programs. In addition, both Congress and the Administration have recognized the value of PBM programs and services, and are advocating the use of PBMs and their programs to provide a clinically appropriate, cost-effective Medicare drug benefit.

Unfortunately, I cannot assure you that the article on which I have just commented will be the last negative article that will be printed on the industry or our company. As you know, health care — and prescription drug costs in particular — are receiving a lot of unfavorable media attention right now. As politicians and others search for solutions to the nation’s health care problems, especially in the areas of cost containment and delivery of medical benefits to our citizens, there will be an ongoing stream of opinions as critics seek to have their views rise above the fray. We have often said that providing affordable health improvement to Americans is a complicated problem. I would like to believe — and I know that you share my belief — that we, as a company, play a critical role in providing an innovative solution.

I want to assure you that we are increasing our efforts to make sure our true message is reaching our employees, our clients and our investors. Our primary message is that, as a client-centric company, we hold ourselves accountable to our clients. Should you have any questions regarding this article or any other article that you read about AdvancePCS or our industry, please do not hesitate to contact any member of senior management.

While the spotlight is shining on our business and our industry, we must persevere and focus on the things we can control. I will take this opportunity to remind you of the many good things we are doing as a company — for our clients — of which you should be proud as employees.

•	Generating Savings for Our Clients
As you are aware, our clients are extremely sophisticated purchasers of our services and hold us accountable for the value we create. We would not have the privilege of serving clients representing 75 million Americans were it not for the quality and value inherent in our service offerings. This year, we will generate more than $1 billion in rebates on behalf of our clients. These discounts directly lower the drug costs of our clients. The public often gets confused over the mechanism of rebates, their transparency to our clients and theoretical conflicts of rebating branded pharmaceuticals. We are very confident of the integrity and openness of our rebating practices. Thus, we have developed a fact sheet that addresses rebates and services provided to pharmaceutical manufacturers. I am attaching a copy of the fact sheet for your reference, and we are posting the fact sheet along with this memo on our corporate Web site.

•	Strong Corporate Compliance Program
As you know, AdvancePCS maintains an active, vigorous compliance program to help ensure that the company continues to conduct its activities in full accordance with all legal and ethical standards. We require each and every one of our employees to agree in writing to comply with the company’s ECHO Guide to Business Conduct and all applicable laws, and to immediately report any conduct that they believe may violate the Guide or any applicable law. Any report received by our compliance department is fully and thoroughly investigated to confirm that no improper activity has occurred and that any practices that do not meet our company’s high standards can be immediately corrected.

•	Launch of Generics Program
We recently announced an innovative plan to encourage the use of low-cost generic drugs by providing vouchers for new prescriptions and informing pharmacists about the availability of generics. This exciting program is yet another way in which we provided leadership in helping our clients and members improve health while lowering costs.

•	Certification of Results
Finally, I am also pleased to report that our CFO Yon Jorden and I each will sign an oath certifying the accuracy of the disclosures in our financial reports this week. We believe that it is our minimum commitment to our employees, our customers and our shareholders that we stand behind the integrity of our financial statements and that we continue to demonstrate “best practices” in our industry.

The year 2002 represents the 15th anniversary of our founding. In that time, the company has grown from upstart to industry leader. I am immensely proud of where we’ve been and excited as I’ve ever been about our prospects for the future. We have achieved our leadership position in the industry by consistently adhering to our core values:

•	Integrity ... in all our interactions
•	Customer focus ... is everyone’s responsibility
•	Accountability ... for decisions and results
•	Teamwork ... with others creates opportunity for success
•	Creativity and Innovation ... in developing new products and services
•	Quality and Continuous Improvement ... in all we do

We will continue to grow through these tumultuous times by adhering to these principles. That’s not to say there won’t be bumps along the way, and I believe now we’re experiencing a bit of a bouncy ride. But this will pass, the scrutiny will dissipate, and we will soon go back to quietly revolutionizing health care delivery for millions of Americans. Until then, I will keep you informed as developments warrant, and we should all work diligently to ensure we keep our organizational focus.

This Memorandum includes statements that may constitute forward-looking statements. Actual results could differ materially from those expressed in or implied by such statements due to events, risks and uncertainties that may be beyond AdvancePCS’s control or other factors, including those set forth in AdvancePCS’s filings with the Securities and Exchange Commission.